Exhibit 99.1

NEWS

Cooper Tire & Rubber Company Reports Third Quarter 2017 Results;

Management Updates Guidance

FINDLAY, Ohio, Oct. 30, 2017 – Cooper Tire & Rubber Company (NYSE: CTB) today reported third quarter 2017 net income of $62 million, or diluted earnings per share of $1.18, compared with $49 million, or $0.90 per share, last year. The quarter included a $39 million benefit from lower product liability costs. For comparison purposes, the third quarter of 2016 included a non-cash pension settlement charge of $11.5 million related to the lump-sum distribution of benefits offered to certain former employees.

Third Quarter Highlights:

•	Consolidated unit volume decreased 2.0 percent compared to the prior year, with strong growth in the International segment that was more than offset by lower volume in the Americas segment.
•	Net sales decreased 2.3 percent to $734 million.
•	Operating profit was $101 million, or 13.8 percent of net sales, which is an increase of $23 million from the prior year.
•	The quarter included a $39 million benefit in operating profit from lower product liability costs, primarily related to a reduction of the company’s product liability reserves.
•	Cooper’s raw material index increased 6.4 percent from the third quarter of 2016, with raw material costs increasing by $19 million from the prior year.
•	The company repurchased $32 million of its common stock during the quarter at an average price of $35.05 per share. Average shares outstanding have decreased 4.1 percent from the third quarter of 2016.

Total company unit volume was down 2.0 percent for the quarter. Unit volume in the Americas segment was down 7.5 percent compared to the prior year, with decreases in both North America and Latin America. International segment unit volume was up 31.3 percent, driven by a significant increase in Asia.

“Our third quarter performance, particularly the decline in North America unit volume, reflects continued challenges within the tire industry, including raw material cost variability, weak trends in retail sell-out of tires to consumers, elevated inventory in the channels and a fluid promotional landscape,” said President & Chief Executive Officer Brad Hughes. “These conditions were exacerbated by the hurricanes in Texas and Florida.

“In North America, we continue to respond to current market conditions by being competitive on pricing and promotions. We are addressing the unit volume decline, which was partially the result of the ongoing reduction in our private brand business, by expanding into additional channels with new positions in the car dealer and e-commerce channels, as well as new OE fitments that we will announce in the future. In addition, we have an aggressive schedule of new product introductions underway that continues throughout 2018 and 2019.

“Cooper continues to believe that positive macro-economic factors, such as gas prices, miles driven, low unemployment, growing wages and others will support growth for the tire industry. We think our strong business model and global footprint position us well going forward.”

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Cooper Tire Q3 2017—2

Consolidated Results:

Cooper Tire	Q3 2017 ($M)	Q3 2016 ($M)	Change
Net Sales	$734	$751	(2.3)%
Operating Profit	$101	$78	29.6%
Operating Margin	13.8%	10.4%	3.4 ppts.

Third quarter net sales were $734 million, a decrease of 2.3 percent compared with $751 million in the third quarter of 2016. Third quarter net sales were negatively impacted by $19 million of lower unit volume and $1 million of unfavorable price and mix, partially offset by $3 million of favorable foreign currency impact.

Third quarter 2017 operating profit was $101 million compared with $78 million for the same period last year. Operating profit included $15 million in unfavorable raw material costs, net of price and mix, $8 million of lower unit volume, and $7 million of higher manufacturing costs. These higher costs were offset by $39 million of lower product liability costs, the $11.5 million non-cash pension settlement charge that was recorded in 2016, and lower other costs of $3 million.

As part of its regular review, Cooper monitors trends and analyzes developments and variables likely to impact pending and anticipated product liability claims against the company. Based on the review completed in the third quarter, the company reduced its estimate of pending and anticipated product liability claims. Primarily as a result of this review, product liability expense was $39 million lower than the third quarter of 2016.

Cooper’s third quarter raw material index increased 6.4 percent from the third quarter of 2016. The raw material index decreased from 163.5 in the second quarter to 150.2 in the third quarter.

Higher manufacturing costs were driven by increases in the Americas segment, primarily due to lower production volumes, an outcome of the decline in unit volume year over year, and the pull ahead of production down days into September out of concern for potential hurricane related disruption of raw material supply. SG&A expense for the quarter was flat compared to the prior year.

The effective tax rate for the third quarter was 33.8 percent, compared to 32.0 percent in the prior year. The increase in tax rate was primarily due to improved domestic results, which increased earnings in a higher rate tax jurisdiction. The rate is based on forecasted annual earnings and tax rates for the various jurisdictions in which the company operates.

At quarter end, Cooper had $258 million in cash and cash equivalents, compared with $450 million at the end of the same period last year. Since the end of the third quarter of 2016, cash has continued to be invested in the company, including $87 million spent to acquire and fund the capital requirements of Qingdao Ge Rui Da Rubber Company (GRT), and in the continuation of the company’s share repurchase program. Capital expenditures in the third quarter were $53 million compared with $41 million in the same period last year.

Cooper generated a 15.2 percent return on invested capital for the trailing four quarters.

In February 2017, the company announced an increased and extended $300 million share repurchase program through December 2019. During the third quarter, 902,494 shares were repurchased for $31.6 million at an average price of $35.05 per share. Through the first nine months of 2017, Cooper has

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Cooper Tire Q3 2017—3

repurchased 1,943,685 shares for $70.2 million. As of September 30, 2017, $244 million remains of the $300 million authorization. Since share repurchases began in August 2014, the company has repurchased a total of 14.2 million shares at an average price of $34.36 per share.

Americas Tire Operations:

Americas Tire Operations	Q3 2017 ($M)	Q3 2016 ($M)	Change
Net Sales	$625	$673	(7.0)%
Operating Profit	$117	$102	15.7%
Operating Margin	18.8%	15.1%	3.7 ppts.

Third quarter net sales in the Americas segment declined 7.0 percent as a result of $51 million of lower unit volume, partially offset by $2 million of favorable price and mix, primarily due to net price increases related to higher raw material costs, and $1 million of favorable foreign currency impact. Segment unit volume decreased 7.5 percent from the prior year, with unit volume decreases in North America and Latin America.

Cooper’s third quarter total light vehicle tire shipments in the United States decreased 10.4 percent in a competitive pricing and promotional environment, as the industry experienced weak sell-out volume. In addition, shipments were negatively impacted by the hurricanes in Texas and Florida. The U.S. Tire Manufacturers Association (USTMA) reported that its member shipments of light vehicle tires in the U.S. were down 1.7 percent. Total industry shipments (including an estimate for non-USTMA members) decreased 1.4 percent for the period. Cooper’s shipments in Mexico declined 8.6 percent in the quarter, which drove a decline for Latin America. However, Cooper performed better than the tire industry as a whole in Mexico, which was down by nearly 15 percent for the quarter.

Third quarter operating profit was $117 million, or 18.8 percent of net sales, compared with $102 million, or 15.1 percent of net sales, a year ago. Operating profit was impacted by $12 million of lower unit volume, $8 million of unfavorable manufacturing costs, and $7 million of unfavorable raw material costs, net of price and mix. These were offset by $39 million of lower product liability costs, $2 million of favorable SG&A costs, and $1 million of reduced other expense, including foreign currency impact.

The segment’s $8 million of unfavorable manufacturing costs in the third quarter was primarily the result of curtailed production levels to manage inventory based on lower unit shipments in the U.S. and the pull ahead of production down days into September.

International Tire Operations:

International Tire Operations	Q3 2017 ($M)	Q3 2016 ($M)	Change
Net Sales	$163	$113	44.8%
Operating Profit	$1	$3	(81.9)%
Operating Margin	0.4%	2.9%	(2.5) ppts.

Third quarter net sales in the International segment increased 44.8 percent as a result of $27 million of higher unit volume and $22 million of favorable price and mix, primarily due to net price increases related to higher raw material costs, and $1 million of favorable foreign currency impact. Segment unit volume was up 31.3 percent, with increased unit volume in Asia that was partially offset by a small unit volume decline in Europe.

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Cooper Tire Q3 2017—4

Third quarter operating profit was $1 million compared with operating profit of $3 million in the third quarter of 2016. The decline was driven by $7 million of unfavorable raw material costs, net of price and mix, which were partially offset by $4 million of higher unit volume and $1 million of favorable manufacturing costs.

Outlook

“Weak sell-out of tires to consumers and heavy promotional activity are likely to persist into the fourth quarter in North America,” Hughes said. “As a result, we expect that operating margin in the fourth quarter will be below our previously stated expectations. Cooper will continue to price our products appropriately given market conditions and will remain focused on executing the programs we have in place to expand into additional channels. In addition, we will continue to manage our production levels and inventories, helping to position Cooper for a strong start to 2018.”

Management expectations for the fourth quarter include:

•	Operating margin below the previously announced mid-term target of 8 to 10 percent.
•	A modest sequential increase in raw material costs.
•	Unit volume in the Americas segment will improve sequentially from the third quarter, but U.S. unit volume is expected to lag the industry. Unit volume growth is expected in the International segment.
•	The International segment is expected to continue to improve profitability relative to 2016, inclusive of the recently acquired majority interest in GRT.

Management expectations for the full year 2017 include:

•	Consolidated operating margin near the high end of the company’s previously announced mid-term target of 8 to 10 percent.
•	Effective tax rate in a range between 30 percent and 33 percent.
•	Capital expenditures to range between $190 and $210 million.

Third Quarter 2017 Conference Call Today at 10 a.m. Eastern

Management will discuss the financial and operating results for the third quarter, as well as the company’s business outlook, on a conference call for analysts and investors today at 10 a.m. EDT. The call may be accessed on the investor relations page of the company’s website at http://coopertire.com/Investors.aspx or at http://services.choruscall.com/links/ctb171030.html. Following the conference call, the webcast will be archived and available for 90 days at these websites.

A summary slide presentation of information related to the quarter is posted on the company’s website at http://investors.coopertire.com/Quarterly-Results.

Forward Looking Statements

This release contains what the company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the company anticipates may happen with respect to the future performance of the industries in which the company operates, the economies of the U.S. and other countries, or the performance of the company itself, which involve uncertainty and risk. Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

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Cooper Tire Q3 2017—5

It is possible that actual results may differ materially from projections or expectations due to a variety of factors, including but not limited to:

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum-based products and natural gas or the unavailability of such raw materials or energy sources;
•	the failure of the company’s suppliers to timely deliver products or services in accordance with contract specifications;
•	changes to tariffs or trade agreements, or the imposition of new tariffs or trade restrictions, including changes related to tariffs on tires imported into the U.S. from China, as well as tariffs imposed on raw materials which the company uses;
•	changes in economic and business conditions in the world, including changes related to the United Kingdom’s decision to withdraw from the European Union;
•	increased competitive activity including actions by larger competitors or lower-cost producers;
•	the failure to achieve expected sales levels;
•	changes in the company’s customer relationships, including loss of particular business for competitive or other reasons;
•	the ultimate outcome of litigation brought against the company, including product liability claims, which could result in commitment of significant resources and time to defend and possible material damages against the company or other unfavorable outcomes;
•	a disruption in, or failure of, the company’s information technology systems, including those related to cyber security, could adversely affect the company’s business operations and financial performance;
•	changes in pension expense and/or funding resulting from the company’s pension strategy, investment performance of the company’s pension plan assets and changes in discount rate or expected return on plan assets assumptions, or changes to related accounting regulations;
•	government regulatory and legislative initiatives including environmental, healthcare and tax matters;
•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;
•	a variety of factors, including market conditions, may affect the actual amount expended on stock repurchases; the company’s ability to consummate stock repurchases; changes in the company’s results of operations or financial conditions or strategic priorities may lead to a modification, suspension or cancellation of stock repurchases, which may occur at any time;
•	changes in interest or foreign exchange rates;
•	an adverse change in the company’s credit ratings, which could increase borrowing costs and/or hamper access to the credit markets;
•	failure to implement information technologies or related systems, including failure by the company to successfully implement ERP systems;
•	the risks associated with doing business outside of the U.S.;
•	the failure to develop technologies, processes or products needed to support consumer demand;
•	technology advancements;
•	the inability to recover the costs to develop and test new products or processes;
•	the impact of labor problems, including labor disruptions at the company, its joint ventures, or at one or more of its large customers or suppliers;
•	failure to attract or retain key personnel;
•	consolidation among the company’s competitors or customers;
•	inaccurate assumptions used in developing the company’s strategic plan or operating plans or the inability or failure to successfully implement such plans;
•	risks relating to acquisitions including the failure to successfully integrate them into operations or their related financings may impact liquidity and capital resources;

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Cooper Tire Q3 2017—6

•	changes in the company’s relationship with its joint-venture partners or suppliers, including any changes with respect to its former PCT joint venture’s production of Cooper-branded products;
•	the ability to find alternative sources for products supplied by PCT;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	inability to adequately protect the company’s intellectual property rights; and
•	inability to use deferred tax assets.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this release are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Further information covering issues that could materially affect financial performance is contained in the company’s filings with the U.S. Securities and Exchange Commission (“SEC”).

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures as defined under SEC rules.  Non-GAAP financial measures should be considered in addition to, not as a substitute for, operating profit, net income, earnings per share or other financial measures prepared in accordance with generally accepted accounting principles (“GAAP”).  The company’s methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures.  Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies.  As required by SEC rules, detailed reconciliations between the company’s GAAP and non-GAAP financial results are provided on the attached schedule.  The company uses adjusted operating profit, net income and earnings per share to evaluate the performance of the company’s operations exclusive of certain items affecting comparability of results from period to period. The company believes that information about operating profit, net income and earnings per share exclusive of these items is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for the comparability between periods of the operating performance of the company’s business and allows investors to evaluate the impact of the excluded items separately from the impact of the operations of the business. The company believes return on invested capital (“ROIC”) provides additional insight for analysts and investors in evaluating the company’s financial and operating performance.  The company defines ROIC as the trailing four quarters’ operating profit, after tax, divided by the total invested capital, which is the average of ending debt and equity for the last five quarters.  The company believes ROIC is a useful measure of how effectively the company uses capital to generate profits.

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About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car, light truck, medium truck, motorcycle and racing tires. Cooper’s headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:	Media Contact:
Jerry Bialek	Anne Roman
419.424.4165	419.429.7189
investorrelations@coopertire.com	alroman@coopertire.com

Cooper Tire & Rubber Company

Condensed Consolidated Statements of Income

(Unaudited)

(Amounts in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net sales	$733,843	$750,913	$2,097,621	$2,140,982
Cost of products sold	569,116	597,961	1,692,137	1,657,932
Gross profit	164,727	152,952	405,484	483,050
Selling, general and administrative expense	63,350	63,262	180,605	192,339
Pension settlement charge	—	11,462	—	11,462
Operating profit	101,377	78,228	224,879	279,249
Interest expense	(7,591)	(6,795)	(23,629)	(19,717)
Interest income	1,776	1,018	5,333	2,907
Other non-operating (expense) income	(978)	1,785	(1,468)	4,672
Income before income taxes	94,584	74,236	205,115	267,111
Provision for income taxes	31,924	23,757	67,250	86,509
Net income	62,660	50,479	137,865	180,602
Net income attributable to noncontrolling shareholders' interests	973	1,176	307	1,545
Net income attributable to Cooper Tire & Rubber Company	$61,687	$49,303	$137,558	$179,057

Earnings per share:
Basic	$1.19	$0.91	$2.62	$3.26
Diluted	$1.18	$0.90	$2.59	$3.23

Weighted average shares outstanding:
Basic	52,042	54,055	52,555	54,869
Diluted	52,435	54,680	53,046	55,459

Segment information:
Net Sales
Americas Tire	$625,423	$672,641	$1,772,138	$1,906,699
International Tire	163,345	112,789	456,680	339,693
Eliminations	(54,925)	(34,517)	(131,197)	(105,410)

Operating profit (loss):
Americas Tire	$117,465	$101,522	$263,951	$323,667
International Tire	591	3,265	3,518	4,645
Unallocated corporate charges	(15,792)	(26,442)	(41,177)	(48,191)
Eliminations	(887)	(117)	(1,413)	(872)

Cooper Tire & Rubber Company

Condensed Consolidated Balance Sheets

(Unaudited)

(Dollar amounts in thousands)

	September 30,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$258,362	$450,348
Notes receivable	15,213	5,947
Accounts receivable	512,626	434,580
Inventories	573,731	496,095
Other current assets	54,028	44,797
Total current assets	1,413,960	1,431,767

Property, plant and equipment, net	926,986	812,291
Goodwill	56,361	18,851
Intangibles	135,776	132,380
Restricted cash	1,376	1,014
Deferred income tax assets	133,455	133,990
Other assets	5,634	15,575
Total assets	$2,673,548	$2,545,868

Liabilities and Equity
Current liabilities:
Notes payable	$36,056	$12,222
Accounts payable	266,033	225,662
Accrued liabilities	186,261	221,258
Income taxes payable	38,897	10,973
Current portion of long-term debt	1,464	600
Total current liabilities	528,711	470,715

Long-term debt	296,084	295,874
Postretirement benefits other than pensions	247,551	251,219
Pension benefits	252,701	284,223
Other long-term liabilities	115,606	145,048
Deferred income tax liabilities	670	2,049
Total parent stockholders' equity	1,173,305	1,060,752
Noncontrolling shareholders' interests in consolidated subsidiaries	58,920	35,988
Total liabilities and equity	$2,673,548	$2,545,868

Cooper Tire & Rubber Company

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Dollar amounts in thousands)

	Nine Months Ended
	September 30,
	2017	2016
Operating activities:
Net income	$137,865	$180,602
Adjustments to reconcile net income to net cash (used in) provided by operations:
Depreciation and amortization	106,652	96,928
Stock-based compensation	3,711	11,800
Change in LIFO inventory reserve	(14,413)	(3,426)
Amortization of unrecognized postretirement benefits	31,463	32,266
Pension settlement charge	—	11,462
Changes in operating assets and liabilities:
Accounts and notes receivable	(99,767)	(67,940)
Inventories	(75,628)	(89,877)
Other current assets	(25,121)	(13,788)
Accounts payable	(25,621)	13,370
Accrued liabilities	4,884	21,956
Other items	(58,250)	(13,725)
Net cash (used in) provided by operating activities	(14,225)	179,628
Investing activities:
Additions to property, plant and equipment and capitalized software	(143,067)	(126,921)
Proceeds from the sale of assets	42	331
Net cash used in investing activities	(143,025)	(126,590)
Financing activities:
Net payments on short-term debt	(6,393)	(645)
Repayments of long-term debt	(600)	(600)
Repurchase of common stock	(70,198)	(82,486)
Payments of employee taxes withheld from shared-based awards	(6,669)	(2,948)
Payment of dividends to noncontrolling shareholders	(282)	(804)
Payment of dividends to Cooper Tire & Rubber Company Stockholders	(16,548)	(17,242)
Issuance of common shares related to stock-based compensation	4,091	3,533
Excess tax benefits on options	—	177
Net cash used in financing activities	(96,599)	(101,015)
Effects of exchange rate changes on cash of continuing operations	7,788	(6,832)
Changes in cash and cash equivalents	(246,061)	(54,809)
Cash and cash equivalents at beginning of year	504,423	505,157
Cash and cash equivalents at end of year	$258,362	$450,348

Cooper Tire & Rubber Company

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands except per share amounts)

ADJUSTED EARNINGS

	Three Months Ended September 30, 2016
	Net Sales	Cost of products sold	Gross profit	Selling, general and administrative expense	Pension settlement charge	Operating profit	Operating profit %
Reported (GAAP)	$750,913	$597,961	$152,952	$63,262	$11,462	$78,228	10.4%
Pension settlement charge	—	—	—	—	(11,462)	11,462	—
Adjusted (Non-GAAP)	$750,913	$597,961	$152,952	$63,262	$—	$89,690	11.9%

	Three Months Ended September 30, 2016
	Income before income taxes	Provision for income taxes	Net income	Net income attributable to noncontrolling shareholder interests	Net income attributable to Cooper Tire & Rubber Company
Reported (GAAP)	$74,236	$23,757	$50,479	$1,176	$49,303
Pension settlement charge	11,462	3,756	7,706	—	7,706
Adjusted (Non-GAAP)	$85,698	$27,513	$58,185	$1,176	$57,009

	Three Months Ended September 30, 2016
	Net income attributable to Cooper Tire & Rubber Company	Weighted average number of shares outstanding - Diluted	Diluted earnings per share
Reported (GAAP)	$49,303	54,680	$0.90
Pension settlement charge	7,706	—	—
Adjusted (Non-GAAP)	$57,009	54,680	$1.04

Cooper Tire & Rubber Company

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Dollar amounts in thousands)

RETURN ON INVESTED CAPITAL (ROIC)

	Trailing Four Quarters Ended September 30, 2017			Trailing Four Quarters Ended September 30, 2017
Calculation of ROIC			Calculation of Effective Tax Rate

Operating profit		$330,017	Provision for income taxes (c)	$96,541
Effective tax rate	31.6%		Income before income taxes (d)	305,098
Income tax expense on operating profit	104,426		Effective income tax rate (c)/(d)	31.6%
Operating profit after taxes (a)		225,591
Total invested capital (b)		$1,484,964
ROIC, including noncontrolling equity (a)/(b)		15.2%

Calculation of Invested Capital (five quarter average)	Equity	Long-term debt	Current portion of long-term debt	Notes payable	Total invested capital
September 30, 2017	$1,232,225	$296,084	$1,464	$36,056	$1,565,829
June 30, 2017	1,192,922	296,179	1,514	38,374	1,528,989
March 31, 2017	1,156,063	296,516	1,370	14,581	1,468,530
December 31, 2016	1,130,236	297,094	2,421	26,286	1,456,037
September 30, 2016	1,096,740	295,874	600	12,222	1,405,436
Five quarter average	$1,161,637	$296,349	$1,474	$25,504	$1,484,964

Calculation of Trailing Four Quarter Income and Expense Inputs
Quarter-ended:	Operating profit	Provision for income taxes	Income before income taxes
September 30, 2017	$101,377	$31,924	$94,584
June 30, 2017	74,832	22,298	68,122
March 31, 2017	48,670	13,029	42,410
December 31, 2016	105,138	29,290	99,982
Trailing four quarters	$330,017	$96,541	$305,098